EXHIBIT 10.6

WAIVER OF 2022 BONUS COMPENSATION
I, Frank L. Jaksch, Jr., hereby affirm and state that on June 3, 2022, I notified ChromaDex Corporation (the “Company”) that I intended to resign from my capacity as Executive Director and an employee of the Company, and as an officer, employee, and director of any subsidiaries of the Company. I continue to serve on the board of directors (the “Board”) of the Company and as chairman of the Board. My resignation became effective on June 30, 2022.
Notwithstanding any agreement, including the Amended and Restated Employment Agreement, dated April 19, 2010 (as amended), between myself and the Company to the contrary, I hereby expressly waive any right or claim to receive any bonus of any kind which I may be eligible to receive in connection with my work performed for the Company during calendar year 2022.
Agreed and Acknowledged,

/s/ Frank L. Jaksch, Jr.
Frank L. Jaksch, Jr.

February 13, 2023
Date Signed